Exhibit 99

Colgate Announces 3rd Quarter 2017 Results

NEW YORK--(BUSINESS WIRE)--October 27, 2017--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,974 million in third quarter 2017, an increase of 3.0% versus third quarter 2016. Global unit volume increased 1.5%, pricing was even with the year ago period and foreign exchange was positive 1.5%. Organic sales (Net sales excluding the impact of foreign exchange, acquisitions and divestments) increased 1.5%.

Net income and Diluted earnings per share in third quarter 2017 were $607 million and $0.68, respectively. Net income in third quarter 2017 included $39 million ($0.05 per diluted share) of aftertax charges resulting from the Company’s Global Growth and Efficiency Program.

Net income and Diluted earnings per share in third quarter 2016 were $702 million and $0.78, respectively. Net income in third quarter 2016 included $32 million ($0.04 per diluted share) of aftertax charges resulting from the Global Growth and Efficiency Program, a $63 million ($0.07 per diluted share) gain on sale of land in Mexico, $22 million ($0.02 per diluted share) of benefits from previously disclosed tax matters and a $4 million ($0.00 per diluted share) charge for a previously disclosed litigation matter.

Excluding charges resulting from the Global Growth and Efficiency Program in both periods and the gain on sale of land in Mexico, the benefits from previously disclosed tax matters and the charge for a previously disclosed litigation matter in 2016, Net income in third quarter 2017 was $646 million, a decrease of 1% versus third quarter 2016, and Diluted earnings per share in third quarter 2017 was $0.73, even with third quarter 2016.

Gross profit margin was 60.0% in third quarter 2017 versus 60.1% in third quarter 2016. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Gross profit margin was 60.4% in third quarter 2017, even with the year ago quarter. Cost savings from the Company’s funding-the-growth initiatives were offset by higher raw and packaging material costs.

Selling, general and administrative expenses were 36.0% of Net sales in third quarter 2017 versus 34.2% of Net sales in third quarter 2016. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Selling, general and administrative expenses increased by 140 basis points to 35.4% of Net sales in third quarter 2017 as a result of increased advertising investment. Worldwide advertising investment increased 19% to $405 million versus $339 million in the year ago quarter.

Operating profit decreased to $927 million in third quarter 2017 compared to $1,071 million in third quarter 2016. Operating profit in both periods included charges resulting from the Global Growth and Efficiency Program. Operating profit in third quarter 2016 also included a gain on the sale of land in Mexico and a charge for a previously disclosed litigation matter. Excluding these items in both periods, as applicable, Operating profit was $985 million in third quarter 2017, a decrease of 4% versus third quarter 2016. Operating profit margin was 23.3% in third quarter 2017 versus 27.7% in third quarter 2016. Excluding the above noted items in both periods, as applicable, Operating profit margin was 24.8% in third quarter 2017, a decrease of 160 basis points versus the year ago quarter. This decrease in Operating profit margin was primarily due to an increase in Selling, general and administrative expenses, as a percentage of Net sales, reflecting increased advertising investment.

Net cash provided by operations year to date decreased to $2,295 million compared to $2,317 million in the comparable 2016 period, primarily due to the timing of income tax payments and higher voluntary contributions to an employee postretirement plan. Working capital as a percentage of Net sales improved to negative 4.6% compared to negative 3.4% in the year ago period, reflecting the Company’s tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the third quarter results, “We are pleased that our stepped up advertising investment is indeed contributing to the acceleration of top-line growth worldwide. Net sales in the third quarter increased 3.0% and organic sales grew 1.5%. This growth was driven by healthy volume increases across Latin America, North America and Europe.

"Advertising investment increased both absolutely and as a percent to sales versus third quarter 2016 across every operating division. This increased level of spending should continue over the balance of the year in support of new products, our base businesses and longer-term consumption-building activities.

“Colgate’s leadership of the global toothpaste market continued during the quarter with our global market share now at 43.5% year to date. Our global leadership in manual toothbrushes also continued with Colgate’s global market share in that category now at 32.6% year to date."

Building on the Company's successful implementation of the Global Growth and Efficiency Program to date, on October 26, 2017, the Company's Board of Directors approved an expansion of the Global Growth and Efficiency Program and an extension of the program through December 31, 2019 to take advantage of additional opportunities to streamline the Company's operations. Initiatives under the expanded Global Growth and Efficiency Program will continue to fit within the Program’s three focus areas of expanding commercial hubs, extending shared business services and streamlining global functions, and optimizing the global supply chain and facilities. As a result of the expansion, cumulative aftertax charges related to the Global Growth and Efficiency Program, once all projects are approved and implemented, are now estimated to be $1,280 million to $1,380 million, increased from $1,120 million to $1,170 million. Aftertax charges for 2017 are now estimated to be $250 million to $280 million. Cumulative aftertax savings are also projected to increase to $500 million to $575 million, from $425 million to $475 million, annually, once all projects are approved and implemented. The expected savings target a three to four year cash payback, on average, with an aftertax rate of return greater than 30%.

Mr. Cook continued, “As we look ahead, while uncertainty in global markets and category growth worldwide remain challenging, we are maintaining our heightened focus on brand building and productivity maximization. Based on current spot rates, we continue to expect a low-single-digit net sales increase and low-single-digit organic sales growth for 2017.

“On a GAAP basis, based on current spot rates and including the impact of the expanded Global Growth and Efficiency Program, we continue to plan for a year of gross margin expansion and still expect a mid-single-digit earnings per share percentage decline.

“Excluding charges resulting from the Global Growth and Efficiency Program and the other 2016 one-time items previously disclosed, based on current spot rates, we continue to plan for a year of strong operating cash flow, gross margin expansion, increased advertising investment and low-single-digit earnings per share growth.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s website at http://www.colgatepalmolive.com.

The following are comments about divisional performance for third quarter 2017 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information tables for additional information on divisional net sales and operating profit.

North America (20% of Company Sales)
North America Net sales decreased 0.5% in third quarter 2017. Unit volume increased 3.0% with 4.0% lower pricing, while foreign exchange was positive 0.5%. Organic sales for North America decreased 1.0%.

Operating profit in North America decreased 9% in third quarter 2017 to $249 million, or 280 basis points to 31.3% of Net Sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily driven by higher raw and packaging material costs and lower pricing, partially offset by cost savings from the Company’s funding-the-growth initiatives and the Global Growth and Efficiency Program. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

In the U.S., Colgate maintained its leadership in the toothpaste category during the quarter with its market share at 35.5% year to date. Successful new products include Colgate Total Clean-In-Between, Colgate Optic White Beauty Radiant, Colgate Sensitive Smart White and Tom’s of Maine Rapid Relief Sensitive toothpastes. In manual toothbrushes, Colgate maintained its brand market leadership in the U.S. with its market share in that category at 40.7% year to date, driven by the success of Colgate Total 360° 4 Zone manual toothbrush.

New products succeeding in other categories include Colgate Total Advanced Health mouthwash, Softsoap Hand Wash Plus Lotion, Softsoap Honey Creme & Lavender and Jasmine and Plum body washes and Irish Spring Pure Fresh body wash.

Latin America (25% of Company Sales)
Latin America Net sales increased 6.5% in third quarter 2017. Unit volume increased 3.0% with 2.5% higher pricing and foreign exchange was positive 1.0%. Volume gains were led by Brazil and the Southern Cone region. Organic sales for Latin America increased 5.5%.

Operating profit in Latin America increased 1% in third quarter 2017 to $301 million, while as a percentage of Net sales, it decreased 170 basis points to 30.6% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, which was more than offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was due to cost savings from the Company’s funding-the-growth initiatives, and higher pricing, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to increased advertising investment and higher overhead expenses.

Colgate maintained its leadership in toothpaste in Latin America during the quarter, with market share gains in Mexico, Peru, Panama, the Dominican Republic and Paraguay. New products contributing to growth in the region include Colgate Luminous White XD Shine, Colgate Triple Action Xtra Freshness, Colgate Kids and Colgate Sensitive Pro-Alivio Complete Repair toothpastes. Colgate’s leadership in the manual toothbrush category continued throughout the region, driven by Colgate 360° Advanced manual toothbrush.

New products contributing to growth in other categories include Colgate Total 12 and Colgate Plax Ice Glacial mouthwashes, Protex Pro-Hidrata shower gel and bar soap, Palmolive Natural Secrets shower gel and bar soap, Lady Speed Stick Derma + Omega 3 antiperspirant, Suavitel Sweet Pleasures fabric conditioner, Axion Fusion Clean dish liquid and Fabuloso Complete liquid cleaner.

Europe (16% of Company Sales)
Europe Net sales increased 5.5% in third quarter 2017. Unit volume increased 3.0%, pricing decreased 2.0% and foreign exchange was positive 4.5%. Volume gains were led by France, Italy, the Netherlands and Poland. Organic sales for Europe increased 1.0%.

Operating profit in Europe increased 3% in third quarter 2017 to $162 million, while as a percentage of Net sales, it decreased 70 basis points to 25.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, which was more than offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and the Global Growth and Efficiency Program, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to increased adverting investment, partially offset by lower overhead expenses.

Colgate maintained its oral care leadership in Europe during the quarter, with toothpaste market share gains in Germany, Italy, the Netherlands, Belgium, Austria, Czech Republic, Slovenia, Bosnia and Latvia. Premium products succeeding in oral care include Colgate Enamel Strength, Colgate Natural Extracts and meridol Parodont Expert toothpastes and Colgate 360° Advanced Whole Mouth Health and Colgate 360° Advanced Max White Expert White manual toothbrushes.

Premium innovations succeeding in other product categories include Sanex Zero% shower gels and deodorants, Palmolive Naturals with precious oils and Palmolive Gourmet shower gels, Paic Extreme dish liquid, the Ajax Optimal 7 range of multi-benefit cleaners available in liquid, spray and wipes and Soupline Parfum Supreme line of fabric conditioner products.

Asia Pacific (18% of Company Sales)
Asia Pacific Net sales increased 0.5% during third quarter 2017. Unit volume and pricing were even with the year ago quarter and foreign exchange was positive 0.5%. Volume gains in the Greater China region and the Philippines offset volume declines in Australia and India. Organic sales for Asia Pacific were even with the year ago quarter.

Operating profit in Asia Pacific decreased 4% in third quarter 2017 to $220 million, or 160 basis points to 30.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily driven by higher costs, which were primarily driven by higher raw and packaging material costs, partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was due to higher overhead expenses and increased advertising investment.

Colgate continued its toothpaste leadership in the Asia Pacific region during the quarter, with market share gains in the Philippines. New products succeeding in the region include Colgate Naturals, Colgate Cibaca Vedshakti, Colgate Swarna Vedshakti and Colgate Active Salt toothpastes.

New products succeeding in other categories in the region include Colgate Slim Soft Advanced, Colgate Slim Soft Micro Silky, Colgate Slim Soft Charcoal Spiral and Colgate Super Flexible manual toothbrushes, Protex Thai Therapy bar soap, Protex shower cream and Softlan Gentle Care and Softlan Charcoal Cupboard Fresh fabric conditioners.

Africa/Eurasia (6% of Company Sales)
Africa/Eurasia Net sales increased 0.5% during third quarter 2017. Unit volume decreased 4.5%, pricing increased 2.5% and foreign exchange was positive 2.5%. Volume declines in the Sub-Saharan Africa and Middle East regions were partially offset by volume gains in Russia. Organic sales for Africa/Eurasia decreased 2.0%.

Operating profit in Africa/Eurasia decreased 12% in third quarter 2017 to $44 million, or 250 basis points to 17.5% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, which was more than offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by cost savings from the Company’s funding-the-growth initiatives and the Global Growth and Efficiency Program, and higher pricing, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to increased advertising investment.

Colgate continued its toothpaste leadership in Africa/Eurasia during the quarter, with market share gains in South Africa, Turkey, Saudi Arabia, Morocco, Kazakhstan, United Arab Emirates, Kenya, Qatar, Lebanon and Jordan. Successful products contributing to sales in the region include Colgate Ancient Secrets, Colgate Total Pro Visible Action and Colgate Optic White Extra Power toothpastes, Colgate Slim Soft, Zig Zag Charcoal and Colgate Double Action manual toothbrushes and Palmolive Luminous Oils shower gels.

Hill’s Pet Nutrition (15% of Company Sales)
Hill’s Net sales increased 2.0% during third quarter 2017. Unit volume increased 1.0%, pricing was even with the year ago quarter and foreign exchange was positive 1.0%. Volume gains in the United States and Western Europe were partially offset by volume declines in Japan. Hill’s organic sales increased 1.0%.

Hill’s Operating profit decreased 1% in third quarter 2017 to $161 million, or 80 basis points to 28.1% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, which was more than offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by cost savings from the Company’s funding-the-growth initiatives, partially offset by higher costs, which were primarily driven by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

Successful products contributing to sales in the U.S. include Hill’s Prescription Diet k/d and k/d + Mobility, both with Enhanced Appetite Trigger (E.A.T.) technology, Hill’s Prescription Diet z/d for skin and food sensitivities, Hill’s Prescription Diet i/d for digestive care, Hill’s Science Diet Youthful Vitality, Hill’s Science Diet Urinary and Hairball Control and Hill’s Science Diet Perfect Weight.

Successful products contributing to sales internationally include Hill’s Prescription Diet i/d, Hill's Prescription Diet k/d and k/d + Mobility, Hill’s Prescription Diet Derm Defense, Hill’s Science Diet Small & Mini and Hill’s Science Diet Youthful Vitality.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s website at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information
Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data (excluding Venezuela from all periods). The Company measures year-to-date market shares from January 1 of the relevant year through the most recent period for which market share data is available, which typically reflects a lag time of one or two months. The Company believes that the third-party vendors it uses to provide data are reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements
This press release and the related webcast may contain forward-looking statements (as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (SEC) in its rules, regulations and releases) that set forth anticipated results based on management’s plans and assumptions. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings per share growth (including on a currency-neutral basis), financial goals, the impact of foreign exchange volatility, cost-reduction plans including the Global Growth and Efficiency Program, tax rates, the need to repatriate undistributed earnings of foreign subsidiaries, new product introductions or commercial investment levels, acquisitions, divestitures, or legal or tax proceedings, among other matters. These statements are made on the basis of the Company's views and assumptions as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. Moreover, the Company does not, nor does any other person, assume responsibility for the accuracy and completeness of these statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. For more information about factors that could impact the Company’s business and cause actual results to differ materially from forward-looking statements, investors should refer to the Company’s filings with the SEC (including, but not limited to, the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q). Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s website at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures
The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses Net sales growth (GAAP) and organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments (non-GAAP). Management believes the organic sales growth measure provides investors and analysts with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2017 vs 2016 included with this release for a comparison of organic sales growth to Net sales growth in accordance with GAAP.

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Effective income tax rate, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding charges resulting from the Global Growth and Efficiency Program and, as applicable, a gain on the sale of land in Mexico, benefits from previously disclosed tax matters and a charge for a previously disclosed litigation matter (non-GAAP). These non-GAAP financial measures exclude items that, either by their nature or amount, management would not expect to occur as part of the Company’s normal business on a regular basis, such as restructuring charges, charges for certain litigation and tax matters, gains and losses from certain divestitures and certain unusual, non-recurring items. Investors and analysts use these financial measures in assessing the Company’s business performance, and management believes that presenting these financial measures on a non-GAAP basis provides them with useful supplemental information to enhance their understanding of the Company’s underlying business performance and trends. These non-GAAP financial measures also enhance the ability to compare period-to-period financial results. See “Non-GAAP Reconciliations” for the three and nine months ended September 30, 2017 and 2016 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process, to evaluate segment and overall operating performance and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s underlying business performance and trends, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the nine months ended September 30, 2017 and 2016 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

		Table 1
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2017	2016

Net sales	$3,974	$3,867

Cost of sales	1,591	1,543

Gross profit	2,383	2,324

Gross profit margin	60.0%	60.1%

Selling, general and administrative expenses	1,429	1,322

Other (income) expense, net	27	(69)

Operating profit	927	1,071

Operating profit margin	23.3%	27.7%

Interest (income) expense, net	27	25

Income before income taxes	900	1,046

Provision for income taxes	250	300

Effective tax rate	27.8%	28.7%

Net income including noncontrolling interests	650	746

Less: Net income attributable to noncontrolling interests	43	44

Net income attributable to Colgate-Palmolive Company	$607	$702

Earnings per common share
Basic	$0.69	$0.79
Diluted	$0.68	$0.78

Average common shares outstanding
Basic	880.7	891.9
Diluted	886.3	899.2

		Table 2
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2017	2016

Net sales	$11,562	$11,474

Cost of sales	4,610	4,598

Gross profit	6,952	6,876

Gross profit margin	60.1%	59.9%

Selling, general and administrative expenses	4,124	3,996

Other (income) expense, net	163	(2)

Operating profit	2,665	2,882

Operating profit margin	23.0%	25.1%

Interest (income) expense, net	74	78

Income before income taxes	2,591	2,804

Provision for income taxes	770	846

Effective tax rate	29.7%	30.2%

Net income including noncontrolling interests	1,821	1,958

Less: Net income attributable to noncontrolling interests	120	123

Net income attributable to Colgate-Palmolive Company	$1,701	$1,835

Earnings per common share
Basic(1)	$1.93	$2.05
Diluted(1)	$1.91	$2.04

Average common shares outstanding
Basic	883.0	893.2
Diluted	889.3	900.2
Note:
(1) Basic and diluted earnings per share are computed independently for each quarter and any year-to-date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters’ earnings per share may not necessarily equal the earnings per share for any year-to-date period.

			Table 3
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2017, December 31, 2016 and September 30, 2016

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2017	2016	2016
Cash and cash equivalents	$1,380	$1,315	$1,298
Receivables, net	1,530	1,411	1,560
Inventories	1,205	1,171	1,193
Other current assets	621	441	713
Property, plant and equipment, net	3,999	3,840	3,837
Other assets, including goodwill and intangibles	4,040	3,945	4,022
Total assets	$12,775	$12,123	$12,623

Total debt	$6,527	$6,533	$6,523
Other current liabilities	3,847	3,292	3,748
Other non-current liabilities	2,134	2,281	2,124
Total liabilities	12,508	12,106	12,395
Total Colgate-Palmolive Company shareholders’ equity	(108)	(243)	(133)
Noncontrolling interests	375	260	361
Total liabilities and equity	$12,775	$12,123	$12,623

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,925	$5,147	$4,980
Working capital % of sales	(4.6)%	(2.2)%	(3.4)%
*Marketable securities of $222, $71 and $245 as of September 30, 2017, December 31, 2016 and September 30, 2016, respectively, are included in Other current assets.

		Table 4
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in Millions) (Unaudited)

	2017	2016
Operating Activities
Net income including noncontrolling interests	$1,821	$1,958
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	354	329
Restructuring and termination benefits, net of cash	80	(1)
Stock-based compensation expense	106	102
Gain on sale of land in Mexico	—	(97)
Deferred income taxes	(2)	50
Voluntary benefit plan contributions	(81)	(53)
Cash effects of changes in:
Receivables	(50)	(126)
Inventories	16	4
Accounts payable and other accruals	39	101
Other non-current assets and liabilities	12	50
Net cash provided by operations	2,295	2,317

Investing Activities
Capital expenditures	(382)	(392)
Purchases of marketable securities and investments	(301)	(271)
Proceeds from sale of marketable securities and investments	149	158
Proceeds from sale of land in Mexico	—	60
Other	2	—
Net cash used in investing activities	(532)	(445)

Financing Activities
Principal payments on debt	(3,551)	(5,446)
Proceeds from issuance of debt	3,478	5,447
Dividends paid	(1,070)	(1,053)
Purchases of treasury shares	(1,055)	(913)
Proceeds from exercise of stock options	431	418
Net cash used in financing activities	(1,767)	(1,547)

Effect of exchange rate changes on Cash and cash equivalents	69	3
Net increase (decrease) in Cash and cash equivalents	65	328
Cash and cash equivalents at beginning of the period	1,315	970
Cash and cash equivalents at end of the period	$1,380	$1,298

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$2,295	$2,317
Less: Capital expenditures	(382)	(392)
Free cash flow before dividends	$1,913	$1,925

Income taxes paid	$820	$696

				Table 5
Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2017 and 2016

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Sales
Oral, Personal and Home Care

North America	$795	$800	$2,319	$2,393
Latin America	985	924	2,911	2,710
Europe	642	609	1,784	1,803
Asia Pacific	728	723	2,111	2,163
Africa/Eurasia	251	250	738	720

Total Oral, Personal and Home Care	3,401	3,306	9,863	9,789

Pet Nutrition	573	561	1,699	1,685

Total Net Sales	$3,974	$3,867	$11,562	$11,474

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Profit
Oral, Personal and Home Care

North America	$249	$273	$723	$762
Latin America	301	298	878	829
Europe	162	158	447	437
Asia Pacific	220	230	644	668
Africa/Eurasia	44	50	134	138

Total Oral, Personal and Home Care	976	1,009	2,826	2,834

Pet Nutrition	161	162	481	479
Corporate(1)	(210)	(100)	(642)	(431)

Total Operating Profit	$927	$1,071	$2,665	$2,882
Note:

(1) Corporate operations include costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended September 30, 2017 includes charges of $58 related to the Global Growth and Efficiency Program. Corporate Operating profit (loss) for the three months ended September 30, 2016 included charges of $42 related to the Global Growth and Efficiency Program, a charge of $6 for a previously disclosed litigation matter and a gain of $97 on the sale of land in Mexico.

Corporate Operating profit (loss) for the nine months ended September 30, 2017 includes charges of $246 related to the Global Growth and Efficiency Program. Corporate Operating profit (loss) for the nine months ended September 30, 2016 included charges of $156 related to the Global Growth and Efficiency Program, a charge of $6 for a previously disclosed litigation matter and a gain of $97 on the sale of land in Mexico.

Table 6
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended September 30, 2017 vs 2016

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	3.0%	1.5%	1.5%	1.5%	1.5%	—%	1.5%

Europe	5.5%	1.0%	3.0%	3.0%	3.0%	(2.0)%	4.5%

Latin America	6.5%	5.5%	3.0%	3.0%	3.0%	2.5%	1.0%

Asia Pacific	0.5%	—%	—%	—%	—%	—%	0.5%

Africa/Eurasia	0.5%	(2.0)%	(4.5)%	(4.5)%	(4.5)%	2.5%	2.5%

Total International	4.0%	2.0%	1.5%	1.5%	1.5%	0.5%	2.0%

North America	(0.5)%	(1.0)%	3.0%	3.0%	3.0%	(4.0)%	0.5%

Total CP Products	3.0%	1.5%	1.5%	1.5%	1.5%	—%	1.5%

Hill’s	2.0%	1.0%	1.0%	1.0%	1.0%	—%	1.0%

Emerging Markets (1)	4.5%	3.0%	1.0%	1.0%	1.0%	2.0%	1.5%

Developed Markets	1.5%	(0.5)%	2.0%	2.0%	2.0%	(2.5)%	2.0%

Note:
(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Nine Months Ended September 30, 2017 vs 2016

(Unaudited)

			COMPONENTS OF SALES CHANGE
						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	1.0%	0.5%	(0.5)%	(0.5)%	(0.5)%	1.0%	0.5%

Europe	(1.0)%	—%	1.0%	1.0%	1.0%	(1.0)%	(1.0)%

Latin America	7.5%	6.5%	2.0%	2.0%	2.0%	4.5%	1.0%

Asia Pacific	(2.5)%	(1.5)%	(1.0)%	(1.0)%	(1.0)%	(0.5)%	(1.0)%

Africa/Eurasia	2.5%	(1.5)%	(6.0)%	(6.0)%	(6.0)%	4.5%	4.0%

Total International	2.0%	2.0%	—%	—%	—%	2.0%	—%

North America	(3.0)%	(3.0)%	(1.0)%	(1.0)%	(1.0)%	(2.0)%	—%

Total CP Products	1.0%	0.5%	(0.5)%	(0.5)%	(0.5)%	1.0%	0.5%

Hill’s	1.0%	0.5%	(1.5)%	(1.5)%	(1.5)%	2.0%	0.5%

Emerging Markets (1)	3.5%	3.0%	—%	—%	—%	3.0%	0.5%

Developed Markets	(2.0)%	(1.5)%	(1.0)%	(1.0)%	(1.0)%	(0.5)%	(0.5)%
Note:
(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 8
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2017	2016
Gross profit, GAAP	$2,383	$2,324
Global Growth and Efficiency Program	16	11
Gross profit, non-GAAP	$2,399	$2,335

			Basis Point
Gross Profit Margin	2017	2016	Change
Gross profit margin, GAAP	60.0%	60.1%	(10)
Global Growth and Efficiency Program	0.4%	0.3%
Gross profit margin, non-GAAP	60.4%	60.4%	—

Selling, General and Administrative Expenses	2017	2016
Selling, general and administrative expenses, GAAP	$1,429	$1,322
Global Growth and Efficiency Program	(22)	(9)
Selling, general and administrative expenses, non-GAAP	$1,407	$1,313

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2017	2016	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	36.0%	34.2%	180
Global Growth and Efficiency Program	(0.6)%	(0.2)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.4%	34.0%	140

Other (Income) Expense, Net	2017	2016
Other (income) expense, net, GAAP	$27	$(69)
Global Growth and Efficiency Program	(20)	(22)
Gain on sale of land in Mexico	—	97
Charge for a previously disclosed litigation matter	—	(6)
Other (income) expense, net, non-GAAP	$7	$—

Operating Profit	2017	2016	% Change
Operating profit, GAAP	$927	$1,071	(13)%
Global Growth and Efficiency Program	58	42
Gain on sale of land in Mexico	—	(97)
Charge for a previously disclosed litigation matter	—	6
Operating profit, non-GAAP	$985	$1,022	(4)%

			Basis Point
Operating Profit Margin	2017	2016	Change
Operating profit margin, GAAP	23.3%	27.7%	(440)
Global Growth and Efficiency Program	1.5%	1.1%
Gain on sale of land in Mexico	—%	(2.5)%
Charge for a previously disclosed litigation matter	—%	0.1%
Operating profit margin, non-GAAP	24.8%	26.4%	(160)

Table 8
Continued
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2017
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share(3)
As Reported GAAP	$900	$250	$650	$607	27.8%	$0.68
Global Growth and Efficiency Program	58	19	39	39	0.3%	0.05
Non-GAAP	$958	$269	$689	$646	28.1%	$0.73

	2016
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share(3)
As Reported GAAP	$1,046	$300	$746	$702	28.7%	$0.78
Global Growth and Efficiency Program	42	10	32	32	(0.2)%	0.04
Gain on sale of land in Mexico	(97)	(34)	(63)	(63)	(0.6)%	(0.07)
Benefits from previously disclosed tax matters	—	22	(22)	(22)	2.2%	(0.02)
Charge for a previously disclosed litigation matter	6	2	4	4	—%	—
Non-GAAP	$997	$300	$697	$653	30.1%	$0.73
Notes:
(1) The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(2) The impact of non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income before income taxes and Provision for income taxes.

(3) The impact of non-GAAP adjustments on Diluted earnings per share may not necessarily equal the difference between GAAP and non-GAAP as a result of rounding.

Table 9
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2017	2016
Gross profit, GAAP	$6,952	$6,876
Global Growth and Efficiency Program	51	31
Gross profit, non-GAAP	$7,003	$6,907

			Basis Point
Gross Profit Margin	2017	2016	Change
Gross profit margin, GAAP	60.1%	59.9%	20
Global Growth and Efficiency Program	0.5%	0.3%
Gross profit margin, non-GAAP	60.6%	60.2%	40

Selling, General and Administrative Expenses	2017	2016
Selling, general and administrative expenses, GAAP	$4,124	$3,996
Global Growth and Efficiency Program	(60)	(49)
Selling, general and administrative expenses, non-GAAP	$4,064	$3,947

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2017	2016	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.7%	34.8%	90
Global Growth and Efficiency Program	(0.6)%	(0.4)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.1%	34.4%	70

Other (Income) Expense, Net	2017	2016
Other (income) expense, net, GAAP	$163	$(2)
Global Growth and Efficiency Program	(135)	(76)
Gain on sale of land in Mexico	—	97
Charge for a previously disclosed litigation matter	—	(6)
Other (income) expense, net, non-GAAP	$28	$13

Operating Profit	2017	2016	% Change
Operating profit, GAAP	$2,665	$2,882	(8)%
Global Growth and Efficiency Program	246	156
Gain on sale of land in Mexico	—	(97)
Charge for a previously disclosed litigation matter	—	6
Operating profit, non-GAAP	$2,911	$2,947	(1)%

			Basis Point
Operating Profit Margin	2017	2016	Change
Operating profit margin, GAAP	23.0%	25.1%	(210)
Global Growth and Efficiency Program	2.2%	1.4%
Gain on sale of land in Mexico	—%	(0.8)%
Charge for a previously disclosed litigation matter	—%	—%
Operating profit margin, non-GAAP	25.2%	25.7%	(50)

Table 9
Continued
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2017
	Income Before Income Taxes		Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share(3)
As Reported GAAP	$2,591		$770	$1,821	$1,701	29.7%	$1.91
Global Growth and Efficiency Program	246		61	185	185	(0.4)%	0.21
Non-GAAP	$2,837		$831	$2,006	$1,886	29.3%	$2.12

	2016
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Less: Income Attributable To Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share(3)
As Reported GAAP	$2,804	$846	$1,958	$123	$1,835	30.2%	$2.04
Global Growth and Efficiency Program	156	41	115	1	114	(0.2)%	0.13
Gain on sale of land in Mexico	(97)	(34)	(63)	—	(63)	(0.2)%	(0.07)
Benefits from previously disclosed tax matters	—	35	(35)	—	(35)	1.2%	(0.04)
Charge for a previously disclosed litigation matter	6	2	4	—	4	—%	—
Non-GAAP	$2,869	$890	$1,979	$124	$1,855	31.0%	$2.06
Notes:
(1) The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(2) The impact of non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income before income taxes and Provision for income taxes.

(3) The impact of non-GAAP adjustments on Diluted earnings per share may not necessarily equal the difference between GAAP and non-GAAP as a result of rounding.

CONTACT:
Colgate-Palmolive Company
John Faucher, 212-310-3653
or
Hope Spiller, 212-310-2291